DATE: October 12, 2006	Media Contact: Michael Kinney 732-938-1031 mkinney@njresources.com Investor Contact:
Dennis Puma 732-938-1229 dpuma@njresources.com
NJNG CONSERVATION PROGRAM RECEIVES BPU APPROVAL
Conserve to Preserve Pilot Program to Aid Customers in
Managing Energy Needs and Reducing Natural Gas Costs
WALL, N.J. — New Jersey Natural Gas (NJNG) received approval from the state Board of Public Utilities (BPU) today to undertake a three-year pilot program to help customers conserve energy and reduce their natural gas costs, while preserving environmental resources. Beginning this month, the company will implement a new conservation program designed to encourage energy savings and recover the necessary costs to operate the business. This innovative approach more directly aligns the interests of the company with those of its customers and the state, and represents a fundamental shift for the utility from promoting increased usage of natural gas to conservation and energy efficiency.
“This is an important milestone in the history of New Jersey Natural Gas and the future of our state,” said Laurence M. Downes, chairman and CEO of NJNG. “Today, we make meeting our customers’ energy needs through conservation and energy efficiency our top priority.
“The issue of energy use is a pressing concern for our customers, company, state and nation,” he continued. “We cannot simply stand by and accept the status quo. New challenges require new ideas and new approaches. It is imperative for all of us, as we look to our future, to embrace conservation and preserve our natural resources.
“New Jersey has a well-deserved reputation for its commitment to clean energy and conservation,” Downes said. “I commend the Board of Public Utilities and the Division of Rate Counsel for their leadership and support of this program.”
“High natural gas prices due to increased international demand with no concomitant increase in supply have had a substantial impact on New Jerseyans,” said BPU President Jeanne M. Fox. “Our economic health relies on a secure, reliable and affordable supply of energy, and therefore cutting demand is essential for our future. In making a commitment to energy efficiency and conservation through this innovative pilot program, New Jersey Natural Gas will help their customers use less energy, save money on their energy bills and contribute to a better energy future for New Jersey.”
-more-

NJNG CONSERVATION INCENTIVE PROGRAM RECEIVES BPU APPROVAL

The approved pilot program is the culmination of NJNG’s December 2005 filing and modifies the utility’s rate structure by combining the features of the existing Weather Normalization Clause with a new mechanism that covers variations related to customer usage. It links any additional margin related recovery to the level of gas supply cost savings achieved. Accordingly, sales customers’ total prices will not increase as a result of the recovery of customer usage variations.
Customers will not see any changes in their rates from the new mechanism until October 1, 2007, once a full year of usage has occurred under the program. In the meantime, however, customers will notice several new initiatives and can potentially realize savings much sooner.
In the coming weeks, residential customers will receive a personalized conservation package that contains information about potential savings based upon their usage and resources on state and federal programs. Small commercial customers will receive information and estimated savings resulting from state and federal incentives for energy efficiency investments. The company will also offer customers discounted conservation kits and the ability to sign up for free conservation information updates by e-mail as they become available. NJNG will provide $2 million of initial funding for these programs.
Additionally, NJNG will implement a “One Price to Upgrade” offer for targeted residential customers in selected communities making it easier and more affordable to upgrade to a high-efficiency furnace, and for a select period of time, provide zero-percent financing opportunities for the purchase and installation of qualified WARM Advantage program furnaces and boilers.
With this pilot program, NJNG is taking an innovative approach to help customers reduce their energy use and save on their bills. The enhanced conservation programs and adjustment tariffs will remain in effect through September 30, 2009.
New Jersey Natural Gas (NJNG) is the principal subsidiary of New Jersey Resources (NYSE: NJR), a Fortune 1000 company and a member of the Forbes Platinum 400. NJNG is one of the fastest-growing local distribution companies in the United States, serving more than 468,000 customers in New Jersey’s Monmouth, Ocean, Middlesex and Morris counties. This service area’s demographics and quality of life contribute greatly to NJNG’s growth. NJNG’s progress is a tribute to the dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make the company a leader in the competitive energy marketplace. For more information, visit NJNG’s Web site at njliving.com.
###
07-01